Company Contact:	Media Contact:
Rodney Young Chief Financial Officer (650) 475-3100 ext. 105 irpr@stemcellsinc.com	Schwartz Communications, Inc. (781) 684-0770 stemcells@schwartz-pr.com

STEMCELLS ANNOUNCES FOURTH QUARTER AND YEAR END 2006 FINANCIAL RESULTS

PALO ALTO, Calif., February 28, 2007, – StemCells, Inc. (NASDAQ: STEM) today reported its financial results for the fourth quarter and the year ended December 31, 2006.

The Company reported a net loss of $5,903,000, or $0.08 per share, for the fourth quarter ended December 31, 2006, compared to a net loss of $4,328,000, or $0.07 per share, for the fourth quarter of 2005. For the fiscal year ended December 31, 2006, the Company reported a net loss of $18,948,000, or $0.25 per share, as compared to a net loss of $11,738,000, or $0.18 per share, for the 2005 fiscal year. The increase in net loss from 2005 to 2006 was primarily attributable to the receipt in 2005 of shares of common stock of ReNeuron Group plc (“ReNeuron”) as part of a license and settlement agreement which the Company recorded as approximately $3,736,000 of other income, net of legal and other expenses. In addition, the Company adopted Statement of Financial Accounting Standards 123R effective January 1, 2006 and recognized approximately $2,285,000 in compensation expense in 2006 related to qualified stock option grants; no such expense was recognized in 2005. The increase in operating expenses was also attributable to the expansion of the Company’s operations in cell processing activities and clinical operations. The increase in operating expenses was partially offset by an increase in interest income attributable to a higher average cash balance and higher yield on investments in 2006. Total revenue for 2006 was $93,000, compared with $206,000 in 2005. Revenue for 2006 and 2005 was primarily from grants and licensing agreements. Net cash used in operating activities for 2006 was $16,104,000, compared with $11,871,000 for 2005. Cash and cash equivalents were $51,796,000 at the end of 2006, compared with $34,541,000 at the end of 2005.

Highlights for 2006 and significant events since the end of the year include:

•	In November, the first of six patients in the Company’s Phase I clinical trial was transplanted with StemCells, Inc.’s proprietary human neural stem cell product—HuCNS-SC™—at Oregon Health & Science University’s (OHSU) Doernbecher Children’s Hospital. Since then, a second patient has also been transplanted with HuCNS-SC at OHSU. This study is designed to evaluate the safety and preliminary efficacy of HuCNS-SC as a treatment for infantile and late infantile neuronal ceroid lipofuscinosis (NCL, or Batten disease).

•	In April, the Company sold 11,750,840 shares of common stock to a limited number of institutional investors at a price of $3.05 per share, for gross proceeds of $35.8 million. The Company received total proceeds, net of offering expenses and placement agency fees, of approximately $33.4 million.

•	The Company significantly strengthened its leadership team with a number of senior-level appointments: In January, Maria Millan, M.D., F.A.C.S., joined the Company as Director, Liver Cell Transplant Program; in December, she was promoted to Vice President and Head of the Liver Program. Dr. Millan is on leave from Stanford University School of Medicine, where she is Associate Professor of Surgery, Division of Multi-Organ Transplant, and Director of Pediatric Transplant Programs, Kidney & Liver. In April, Elizabeth Leininger, Ph.D., was appointed Vice President, Regulatory Affairs and Quality Assurance. Dr. Leininger has more than 18 years of diverse experience as a regulatory affairs and quality assurance professional. In December, Stephen Huhn, M.D., F.A.C.S., F.A.A.P., accepted a position as Vice President and Head of the Neural Program, effective January 1, 2007. Dr. Huhn is on leave from his positions as Associate Professor of Neurosurgery and Chief of Pediatric Neurosurgery at Stanford University School of Medicine. Also in December, Ann Tsukamoto, Ph.D., formerly Vice President, Research and Development, was promoted to the newly created position of Chief Operating Officer, and Rodney Young was promoted to Chief Financial Officer and Vice President, Finance and Administration.

•	Members of StemCells, Inc. research and development staff made presentations at important scientific conferences. In June, at the International Society for Stem Cell Research Annual Meeting held in Toronto, Nobuko Uchida, Ph.D., Vice President, Stem Cell Biology, made an oral presentation entitled “Neuroprotection of Host Neurons Following Transplantation of Human Neural Stem Cells into the Brain of the Neural Ceroid Lipofuscinosis Mouse,” and Tim Austin, Ph.D., Senior Scientist, hosted a poster presentation entitled “Prospective isolation and long-term engraftment of human liver-derived stem/progenitor cells.” In July, Dr. Millan presented a paper at the World Transplant Congress held in Boston entitled “Long-term Engraftment of Human Liver-derived Stem/Progenitor Cells.” The paper demonstrated that a population of human liver engrafting cells (hLEC) identified and isolated by StemCells, Inc., engrafts in animal models and produces important human proteins that are missing or deficient in liver disease.

•	In June 2006 and February 2007, the Company received a combined total of approximately 1.3 million additional shares of ReNeuron, in both cases pursuant to the antidilution provisions of the license agreement entered into with ReNeuron in July 2005 and two ReNeuron financings. In February 2007, the Company sold approximately 5,275,000 shares of ReNeuron for net proceeds of approximately $3.1 million. As of February 26, 2007, the Company owned approximately 4.8 million shares of ReNeuron.

•	In August, the Company licensed certain rights to its intellectual property to Stem Cell Therapeutics Corp., a Canadian biotechnology company engaged in treating certain central nervous system disorders by stimulating endogenous neural stem cells. Under the agreement, StemCells, Inc. received an up-front fee and will receive license maintenance fees, as well as milestone and royalty payments.

•	In 2006, the U.S. Patent and Trademark Office issued seven new patents that are owned by or exclusively licensed to StemCells, Inc., further strengthening what the Company believes is the dominant intellectual property position in the neural stem cell field, with claims covering methods for identification, isolation, expansion and transplantation of neural stem cells, as well as methods for drug discovery and testing.

•	In January 2007, Desmond H. O’Connell, Jr., joined the Company’s Board of Directors. The appointment increases the number of directors on the Company’s board from six to seven. Mr. O’Connell, an independent management consultant and private investor, was a Director of Serologicals Corporation and Chairman of its Board when Serologicals was sold to Millipore. Mr. O’Connell also serves as a Director of Abiomed, Inc. and is a Trustee and Director of New Community Corporation in Newark, New Jersey, the largest community development organization in the U.S.

•	StemCells, Inc. also announced today that Kenneth B. Stratton has joined the Company as its General Counsel. Mr. Stratton, who most recently was Deputy General Counsel at Threshold Pharmaceuticals, Inc., succeeds Iris Brest, who is retiring after seven and a half years as General Counsel. Prior to joining Threshold, Mr. Stratton was Senior Legal Counsel for the vascular business unit of Medtronic, Inc., an international medical device manufacturer, and was in private practice for ten years as a business attorney handling both transactional and litigation matters with corporate law firms in San Francisco and Palo Alto. Mr. Stratton earned both his J.D. and M.B.A. from New York University, where he served as an editor with the Journal of International Law and Politics. He earned his B.A. from the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa.

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These cells are expandable into cell banks for therapeutic use, which offers the potential of using normal, non-genetically modified cells as cell-based therapies. StemCells is currently conducting a Phase I clinical trial of its proprietary human neural stem cells (HuCNS-SC™) as a treatment for neuronal ceroid lipofuscinosis (NCL). NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells has approximately 40 U.S. and 100 non-U.S. patents. Further information about the Company is available on its web site at www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether results obtained in the animal models of infantile NCL, spinal cord injury, or other diseases and conditions will be able to be translated into treatment for humans; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the timing and duration of, and enrollment of patients in, any clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s stem cell programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; the Company’s likely increase in the use of cash as compared to the Company’s historical use of cash; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.

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StemCells, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
	Three months ended		Twelve months ended

	December 31,		December 31,

	2006	2005	2006	2005

	(unaudited)		(unaudited)
Revenue from grants and licensing agreements	$12	$43	$93	$206
Operating Expenses
Research and development	4,198	2,302	13,600	8,226
General & administrative	2,175	1,531	7,154	5,540
Wind-down expenses related to our former corporate headquarters	210	812	709	2,828
Total operating expenses	6,583	4,645	21,463	16,594
Loss from operations	(6,571)	(4,602)	(21,370)	(16,388)
Other income (expense)
License and settlement agreement, net	—	—	103	3,736
Other income (expense)	668	274	2,319	914
Total other income (expense)	668	274	2,422	4,650

Net loss basic and diluted	($5,903)	($4,328)	($18,948)	($11,738)
Net loss per share; basic and diluted	($0.08)	($0.07)	($0.25)	($0.18)
Weighted average shares – basic and diluted	77,945,138	64,880,464	74,611,196	63,643,176

StemCells, Inc.
Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2006	2005
(in thousands)	(unaudited)	(a)
Assets
Current assets:
Cash & cash equivalents	$51,796	$34,541
Other current assets	1,602	589

Total current assets	53,398	35,130
Marketable securities	7,266	3,721
Property, plant & equipment, net	3,596	3,283
Other assets, net	2,597	2,705

Total assets	66,857	44,839
Liabilities and stockholders’ equity
Current liabilities	4,150	3,548
Non-current liabilities	8,331	8,915
Stockholders’ equity	54,376	32,376

Total liabilities and stockholders’ equity	$66,857	$44,839

(a) Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.